                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (Amendment No.    )*


                         Magainin Pharmaceuticals, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.002 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    559036108
                                 --------------
                                 (CUSIP Number)

                                 August 19, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 15 Pages

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 2 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,200,700
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,200,700
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,200,700
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 3 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,200,700
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,200,700
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,200,700
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 4 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF                    2,321
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,341,916
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER

                                    2,321
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,341,916
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,344,237
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 5 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF                    4,859
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,341,916
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER

                                    4,859
                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,341,916
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,346,775
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   55903610                 13G                 Page 6 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,341,916
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,341,916
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,341,916
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 7 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,341,916
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,341,916
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,341,916
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP No.   559036108                13G                 Page 8 of 15 Pages
          ---------------                                    ---  ----
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Mark Leschly
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,200,700
       REPORTING            ----------------------------------------------------
        PERSON
          WITH               7      SOLE DISPOSITIVE POWER


                            ----------------------------------------------------

                             8      SHARED DISPOSITIVE POWER

                                    1,200,700
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,200,700
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a) Name of Issuer:

         Magainin Pharmaceuticals, Inc.

     (b) Address of Issuer's Principal Executive Offices:

         5110 Campus Drive
         Plymouth Meeting, Pennsylvania  19462

Item 2.

     (a) Name of Person Filing:

         HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

     (b) Address of Principal Business Office or, if none, Residence:

         The business address for HCV V, HCP V, Dr. Cavanaugh and Messrs.
         Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

     (c) Citizenship:

         HCV V and HCP V are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

     (d) Title of Class of Securities:

         Common Stock, par value $.002 ("Shares").

--------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of HCP V, which is the general partner of HCV V, the record holder of the 1,200,700 shares of Issuer's Common Stock reported hereto.

     (e) CUSIP Number:

         559036108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Inapplicable.

Item 4.  Ownership.

     (a) Amount Beneficially Owned:

         As of August 19, 1998: HCV V and HCP V beneficially owned 1,200,700 Shares of Issuer's Common Stock; Dr. Cavanaugh beneficially owned 1,344,237 Shares of the Issuer's Securities, consisting of 1,203,021 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 141,216 Shares of Issuer's Common Stock(2); Mr. Werner beneficially owned 1,346,775 Shares of Issuer's Securities, consisting of 1,205,559 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 141,216 Shares of Issuer's Common Stock(2); Messrs. Littlechild and Crouse each beneficially owned 1,341,916 Shares of Issuer's Securities, consisting of 1,200,700 Shares of Issuer's Common Stock and immediately execisable warrants to purchase 141,216 Shares of Issuer's Common Stock(2); and Mr. Leschly beneficially owned 1,200,700 Shares of Issuer's Common Stock.

     (b) Percent of Class:

         As of August 19, 1998: the 1,200,700 Shares of Issuer's Securities beneficially owned by each of HCV V and HCP V and Mr. Leschly

--------
(2) The immediately exercisable warrants to purchase (i) 102,319 Shares of Issuer's Common Stock are held by HealthCare Ventures I, L.P. ("HCV I"), of which HealthCare Partners I, L.P. ("HCP I") is a general partner and (ii) 38,897 Shares of Issuer's Common Stock are held by HealthCare Ventures II, L.P. ("HCV II"), of which HealthCare Partners II, L.P. ("HCP II") is a general partner (collectively, the "Warrants"). Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of each of HCP I and HCP II. The exercise price of such Warrants is $8.00 per share and the market price of the Shares of Issuer's Common Stock as of August 19, 1998 was $4.875.

         constitute 5.4.% of Issuer's Shares outstanding; the 1,341,916 Shares of Issuers Securities beneficially owned by Messrs. Crouse and Littlechild constitute 6.0% of Issuer's Shares outstanding; the 1,344,237 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh constitute 6.0% of Issuer's Shares outstanding; and the 1,346,775 Shares of Issuer's Securities beneficially owned by Mr. Werner constitute 6.0% of Issuer's Shares outstanding.

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               Dr. Cavanaugh has the sole power to vote or direct the vote of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

               Mr. Werner has the sole power to vote or direct the vote of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.

         (ii)  shared power to vote or to direct the vote:

               HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV V.(3)






--------
(3) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of the Shares of Issuer's Common Stock underlying the Warrants held by HCV I and HCV II.

         (iii) sole power to dispose or to direct the disposition of:

               Dr. Cavanaugh has the sole power to dispose of or direct the disposition of the 2,321 Shares of Issuer's Common Stock beneficially owned by him.

               Mr. Werner has the sole power to dispose of or direct the disposition of the 4,859 Shares of Issuer's Common Stock beneficially owned by him.


         (iv)  shared power to dispose of or to direct the disposition of:

               HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV V.(4)

Item 5.  Ownership of Five Percent or less of a Class:

         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Inapplicable.

Item 8.  Identification and Classification of Members of the Group:

         Inapplicable.








--------
(4) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of the Securities held by HCV I and HCV II.

Item 9.  Notice of Dissolution of Group:

         Inapplicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 28, 1998                   HealthCare Ventures V, L.P.,
          Princeton, New Jersey           by its General Partner,
                                          HealthCare Partners V, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated:  August 28, 1998                   HealthCare Partners V, L.P.
          Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                James H. Cavanaugh, Ph.D.

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                    Harold R. Werner

Dated:  August 28, 1998                   By:               *
          Cambridge, Massachusetts            ---------------------------------
                                                   John W. Littlechild

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                      William Crouse

Dated:  August 28, 1998                   By:               *
          Cambridge, Massachusetts           ----------------------------------
                                                        Mark Leschly

--------------------------
* Signed by Jeffrey Steinberg as Attorney-in-Fact pursuant to the Power of Attorney filed previously and incorporated herein by reference.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Magainin Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  August 28, 1998                   HealthCare Ventures V, L.P.,
          Princeton, New Jersey           by its General Partner,
                                          HealthCare Partners V, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated:  August 28, 1998                   HealthCare Partners V, L.P.
          Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              ---------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                James H. Cavanaugh, Ph.D.

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                    Harold R. Werner

Dated:  August 28, 1998                   By:               *
          Cambridge, Massachusetts            ---------------------------------
                                                   John W. Littlechild

Dated:  August 28, 1998                   By:               *
          Princeton, New Jersey              ----------------------------------
                                                      William Crouse

Dated:  August 28, 1998                   By:               *
          Cambridge, Massachusetts           ----------------------------------
                                                        Mark Leschly
--------------------------
* Signed by Jeffrey Steinberg as Attorney-in-Fact